Exhibit 10.2

THIRD AMENDMENT TO PROMISSORY NOTE

This Third Amendment, made this 5th day of September, 2003, to the Promissory Note dated June 1, 2000, in the original sum of Ten Million and 00/100 ($10,000,000.00) Dollars, as subsequently amended by a Rider to Promissory Note dated July 30, 2001, an Amendment To Promissory Note dated September 1, 2001 and a Second Amendment To Promissory Note dated June 30, 2003 (hereinafter referred to as the “Note”), made by Tellium, Inc., a Delaware corporation (hereinafter referred to as the “Borrower”) in favor of Commerce Bank/Shore, N.A. (hereinafter referred to as the “Bank”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Bank extend the term of the Note; and

WHEREAS, Bank has agreed to said request, subject to the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and Borrower’s promise to pay Bank all sums due pursuant to the terms of the Note, as modified herein, it is agreed that the terms of the Note shall be amended and modified as follows:

1.	Payment: This section of the Note shall be amended to provide that Borrower will pay this loan in full on or before January 1, 2004.

2.	Except as amended herein, the terms and provisions of the Note remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

BORROWER:	TELLIUM, INC.,
Attest/Witness:	A Delaware Corporation

By: /s/	By:	/S/ WILLIAM J. PROETTA
William J. Proetta, President

BANK:	COMMERCE BANK, N.A.
Attest/Witness:
By: /s/	By:	/S/ CYNTHIA A. COLUCCI
Cynthia A. Colucci, Vice President